Exhibit 99.1

Genworth Financial Announces First Quarter 2011 Results

30 Percent1 Increase In International Net Operating Income

Four Percent Increase In Retirement & Protection Net Operating Income

Seven Percent Sequential Quarter Decrease In U.S. Mortgage Insurance Delinquencies

Richmond, VA (May 3, 2011) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the first quarter of 2011. The company reported net income2 of $82 million, or $0.17 per diluted share, compared with net income of $178 million, or $0.36 per diluted share, in the first quarter of 2010. Prior year net income included a $106 million, or $0.21 per diluted share, non-recurring tax benefit and a $26 million, or $0.05 per diluted share, higher level of investment losses, net of tax and other adjustments. Net operating income3 for the first quarter of 2011 was $98 million, or $0.20 per diluted share, compared with net operating income of $114 million, or $0.23 per diluted share, in the first quarter of 2010.

“In the first quarter, we continued to deliver strong international performance, demonstrated sales and earnings progress in Retirement and Protection, and are seeing improving credit trends in U.S. Mortgage Insurance,” said Michael D. Fraizer, chairman and chief executive officer. “International results reflected improvements in lifestyle protection and steady performance in Australia and Canada. Retirement and Protection continued its sales momentum across key lines, while life insurance profits improved. In U.S. Mortgage Insurance, we continued to execute our plan to return to profitability. Flow delinquencies declined on a sequential basis, loss mitigation benefits are on track to achieve full year targets, we added high margin new business and continued to implement actions to maintain capital flexibility. Overall, we remain focused on sustaining the

[1]	Percentage change excludes the impact of foreign exchange.
[2]	Unless otherwise stated, all references in this press release to net income, net income per share, net operating income (loss), net operating income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[3]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

performance of our leading platforms, continuing to improve performance in U.S. life insurance lines and U.S. Mortgage Insurance, and taking actions to optimize capital allocation.”

Consolidated Net Income & Net Operating Income

	Three months ended March 31 (Unaudited)
	2011		2010
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share

Net income	$82	$0.17	$178	$0.36
Net operating income	$98	$0.20	$114	$0.23

Weighted average diluted shares	494.4		493.5

Book value per share	$28.70		$26.36
Book value per share, excluding accumulated other comprehensive income (loss)	$25.40		$25.65

Net income in the prior year period included a $106 million non-recurring tax benefit related to the separation from the company’s former parent. Net investment losses, net of tax and other adjustments, decreased to $16 million in the quarter from $42 million in the prior year.

Segment Net Operating Income (Loss)

(Amounts in millions)	Q1 11	Q1 10
Retirement and Protection	$127	$122
International	124	91
U.S. Mortgage Insurance (U.S. MI)	(81)	(36)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the first quarter of 2011 was a favorable $6 million versus the prior year.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Retirement and Protection

Highlights

•	Total segment operating revenue[4] increase of six percent driven by strong life sales, continued positive net flows in wealth management and improved investment performance.

•	Strong new sales in life and long term care (LTC) insurance.

•	Earnings growth of four percent reflecting earnings on new blocks of life business and earnings growth of ten percent excluding the variable annuity exit charge.

•	Sound consolidated risk based capital (RBC) ratio in excess of the company’s year end 2011 base target.

Retirement and Protection Net Operating Income

(Amounts in millions)	Q1 11	Q1 10
Life Insurance	$52	$37
Long Term Care	40	40
Wealth Management	10	11
Retirement Income
Spread-Based	14	17
Fee-Based	11	17

Total Retirement and Protection	$127	$122

[4]	Operating revenue is a non-GAAP measure that excludes net investment gains (losses). Total segment operating revenue excludes net investment losses of $28 million and $67 million for the three months ended March 31, 2011 and 2010, respectively. Total segment revenue, including net investment losses, changed nine percent for the same period. See the Use of Non-GAAP Measures section of this press release for additional information.

Sales

(Amounts in millions)	Q1 11	Q1 10
Life Insurance[5]	$101	$63
Long Term Care[5]	65	56
Wealth Management
Gross Flows	2,058	1,475
Net Flows	355	504
Retirement Income
Spread-Based[5]	166	107
Fee-Based	134	205

Assets Under Management[6]

(Amounts in millions)	Q1 11	Q1 10
Wealth Management	$25,551	$20,037
Retirement Income Spread-Based	18,184	18,942
Retirement Income Fee-Based	9,102	8,486

Total Assets Under Management	$52,837	$47,465

Retirement and Protection earnings increased four percent to $127 million compared with $122 million a year ago. Results in the current quarter included a $7 million exit charge associated with the company’s previously announced plans to discontinue sales of individual variable and group annuities. Consolidated U.S. life companies ended the quarter with a RBC ratio of approximately 370 percent7.

Life insurance earnings were $52 million compared with $37 million in the prior year and included an $8 million favorable cumulative impact from a recent change in premium taxes in Virginia. Results in the quarter reflected sound new business performance and higher investment income from limited partnerships. Total life sales increased 60 percent from the prior year reflecting strong ColonySM Term UL sales as well as growth in universal life excess

[5]	The sales associated with the linked-benefits product related to universal life insurance and single premium deferred annuities that were previously reported in the long term care insurance business are being reflected in the life insurance and spread-based retirement income businesses, respectively, for comparability purposes.
[6]	Assets under management represent account values, net of reinsurance, and managed third-party assets.
[7]	Company estimate for the first quarter of 2011, due to the timing of the filing of statutory statements.

deposits. ColonySM Term UL sales grew 29 percent versus the traditional term and ColonySM Term UL in the prior year, and average face amount on new business increased by nine percent to about $357,000, reflecting continued progress in executing strategies to increase sales in the middle and mass affluent markets.

Long term care earnings were $40 million and included a $4 million unfavorable adjustment related to the accounting for interest rate swaps. Results in the current quarter reflected sound new business performance and the LTC loss ratio was consistent with the prior year. Individual LTC insurance sales increased $15 million year over year, mainly from growth in the independent channel. During the quarter, the company launched a new wellness program, in collaboration with Mayo Clinic, to promote healthy aging and independent living.

Wealth management earnings were $10 million and included an unfavorable tax adjustment. On a pre-tax basis, income increased $3 million from the prior year to $17 million. Wealth management net flows were $355 million, the eighth consecutive quarter of positive net flows, and assets under management (AUM) grew to $25.6 billion.

Retirement income spread-based earnings were $14 million compared to $17 million in the prior year, and reflected a $3 million accrual related to guarantee funds. Total spread-based AUM decreased to $18.2 billion.

Retirement income fee-based earnings were $11 million compared with $17 million in the prior year. Results in the current quarter included a $7 million exit charge associated with discontinuing sales of individual variable and group annuities, which offset positive equity market performance. Results in the prior year quarter included an $8 million favorable deferred acquisition cost (DAC) amortization adjustment.

International

Highlights

•	Sound earnings performance in Canada and Australia with improving earnings and margins in lifestyle protection.

•	Flow new insurance written (NIW) in Canada increase of five percent[1] from the prior year from increased account penetration and share recapture.

•	Strong improvement in the lifestyle protection loss ratio.

•	Steady year over year loss ratios reflecting seasonally higher loss ratios in Canada and economic impacts from flooding in Australia.

•	Strong regulatory capital ratios in Canada, Australia and lifestyle protection well in excess of regulatory requirements.

•

Genworth MI Canada plans to repurchase approximately CAD $160 million of its existing common shares, with the amount and timing subject to market conditions and customary approvals. Genworth expects to receive approximately CAD $82 million after-tax in net proceeds, with no percentage change in ownership.

International Net Operating Income (Loss)

(Amounts in millions)	Q1 11	Q1 10
Mortgage Insurance
Canada	$51	$41
Australia	52	43
Other International	(4)	(5)
Lifestyle Protection	25	12

Total International	$124	$91

Sales

(Amounts in billions)	Q1 11	Q1 10
Mortgage Insurance (MI)
Flow
Canada	$4.4	$4.0
Australia	5.5	6.7
Other International	0.5	0.7
Bulk
Canada	1.1	1.8
Australia	1.0	0.7
Other International	0.2	—

Total International MI	$12.7	$13.9

Lifestyle Protection	$0.4	$0.4

International earnings increased 30 percent1 to $124 million primarily driven by a $20 million increase in international mortgage insurance and a $13 million increase in lifestyle protection.

Canadian operating earnings increased 20 percent1 from the prior year, primarily from $9 million acceleration of full year tax benefits. The loss ratio remained at 38 percent. Flow NIW in Canada increased five percent1 from the prior year but declined sequentially, as is typical in the winter months.

The regulatory capital ratio in Canada at quarter end was 155 percent7, remaining well in excess of requirements. GAAP book value for the Canada MI business was $2.7 billion at quarter end, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest. Genworth MI Canada, as part of its ongoing capital planning to create a more efficient capital structure while maintaining flexibility to support growth, plans to repurchase approximately CAD $160 million of its existing common shares, with the amount and timing subject to market conditions and customary approvals. Genworth expects to receive approximately CAD $82 million after-tax in net proceeds, with no percentage change in ownership.

Australia operating earnings increased nine percent1 from the prior year, but were down $3 million sequentially, including a $5 million impact from economic disruption in areas impacted by January’s flooding, primarily in Queensland. The loss ratio increased to 45 percent, up one point compared to a year ago and eight points sequentially, reflecting reserve strengthening associated with the flooding. Flow NIW decreased 27 percent1 compared to the prior year primarily reflecting a smaller origination market.

The regulatory capital ratio in Australia at quarter end was 162 percent7, well in excess of requirements. The ratio increased sequentially, reflecting in force profitability and portfolio seasoning. GAAP book value for Australia mortgage insurance at quarter end was $2.0 billion.

Lifestyle protection earnings were $25 million, up $13 million from the prior year reflecting improved operating margins3 and a reduction in the loss ratio to 15 percent as a result of lower claims levels and 2010 pricing and contract restructuring actions. Overall, lifestyle protection is on track to achieve its operating margin improvement target of approximately 300 basis points in 2011. Sales remained relatively stable as lending remained below pre-recessionary levels.

The lifestyle protection regulatory capital ratio at quarter end was approximately 280 percent7, well in excess of requirements.

U.S. Mortgage Insurance

Highlights

•	Total flow delinquencies decline of seven percent sequentially, compared with a historical average seasonal decline of four percent.

•	Loss mitigation activities savings of $122 million in the quarter, with the business on track to achieve an estimated full year benefit of $400 million to $500 million.

•	Flow NIW in U.S. MI growth of 33 percent from the prior year while declining 23 percent sequentially reflecting combined effects of industry share recapture and a smaller origination market.

U.S. Mortgage Insurance

(Amounts in millions)	Q1 11	Q1 10
Net Operating Loss	$(81)	$(36)

Primary Sales

(Amounts in billions)	Q1 11	Q1 10
Flow	$2.0	$1.5
Bulk	0.4	0.2

Total Primary Sales	$2.4	$1.7

U.S. MI had an $81 million net operating loss reflecting lower loss mitigation benefits and continued aging of delinquent loans, partially offset by declining new delinquencies primarily from the 2005 to 2007 book years.

Total flow delinquencies declined seven percent sequentially in the first quarter, reflecting lower new delinquencies, improved cures and higher flow paid claims. New flow delinquencies decreased eight percent sequentially, reflecting both a normal seasonal decline and lower delinquencies from the 2005 to 2007 book years, with seasonal improvement during the course of the quarter. Favorable seasonal patterns began developing later in the quarter, in particular with improving cure ratios8 and lower new delinquencies. The flow average reserve per delinquency increased sequentially to $25,400 from $24,300, with continued aging of remaining delinquencies.

Loss mitigation activities, including workouts, presales, policy rescissions and targeted settlements, net of reinstatements, resulted in $122 million of savings in the quarter, a decline from the fourth quarter as certain loan modifications slowed and modifications continued to shift from the Home Affordable Modification Program (HAMP) to alternative programs. First quarter results are consistent with the company’s estimated full year loss mitigation benefit of $400 million to $500 million.

[8]	The number of cured delinquencies divided by the number of new delinquencies in the period.

Flow NIW increased 33 percent over the prior year and decreased 23 percent sequentially reflecting the combined effects of industry share recapture and a smaller origination market. Mortgage insurance penetration was up slightly on a sequential basis. The company’s market share is estimated to have remained stable. In addition, the Home Affordable Refinance Program (HARP) accounted for about $840 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

Genworth continued to execute strategies to support capital flexibility. Genworth Mortgage Insurance Corporation (GEMICO), Genworth’s primary mortgage insurance company, was granted waivers or other communications from 45 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25:1. In the remaining states, new business will be written out of other legal entities unless waivers or other communications are obtained. At the end of the first quarter, the combined U.S. MI statutory risk-to-capital ratio was 25.0:17. The quarter end ratio for GEMICO was 27.7:17.

Corporate and Other

Corporate and Other’s net operating loss was $72 million compared with $63 million in the prior year quarter. Results in the current year reflected higher taxes partially offset by higher investment income from improved limited partnership performance. On a pre-tax basis, the loss improved by $33 million year over year.

Holding Company

Genworth’s holding company ended the quarter with $1.3 billion of cash and highly liquid securities, up $0.3 billion sequentially. During the quarter, the holding company issued $400 million of senior notes, completing its 2011 planned debt issuance and expects to receive approximately $350 million in operating company dividends from international subsidiaries in 2011. Cash levels and dividend plans position the company effectively to execute 2011 and 2012 debt retirements and planned capital structure optimization.

Investments

The core yield3 remained stable sequentially at 4.6 percent despite declining interest rates. In addition, during the quarter, the company entered into $1.0 billion of interest rate hedging transactions for the benefit of its LTC business.

Net income in the quarter included $16 million of net investment losses, net of tax and other adjustments. Excluding $6 million of mark to market valuation gains from securitization entities, after-tax net investment losses were $22 million, which included $23 million of net other-than-temporary impairments.

Net unrealized investment losses were $37 million, net of tax and other items, as of March 31, 2011, compared with $860 million as of March 31, 2010. The fixed maturity securities portfolio had gross unrealized investment gains of $2.0 billion compared with $1.5 billion as of March 31, 2010 and gross unrealized investment losses of $1.5 billion compared with $2.7 billion as of March 31, 2010.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,500 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2011 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on May 4, 2011 at 10 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s May 4, 2011 conference call is 877 852.6583 or 719 325.4849 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 7928272, through May 18, 2011.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release other than a $106 million tax benefit related to separation from the company’s former parent recorded in the first quarter of 2010. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income for the three months ended March 31, 2011 and 2010.

This press release includes the non-GAAP financial measure entitled “operating revenue.” The company defines operating revenue as revenue excluding net investment gains (losses). The company believes that operating revenue, and measures that are derived from or incorporate operating revenue, is an appropriate measure that is useful to investors because it identifies the revenue attributable to the ongoing operations of the business. However, operating revenue is not a substitute for revenue determined in accordance with GAAP. In addition, the company’s definition of operating revenue may differ from the definitions used by other companies.

This press release also includes the non-GAAP measure entitled “operating margin” related to the lifestyle protection business. The company defines operating margin as income (loss) from continuing operations before income taxes excluding net investment gains (losses) divided by total revenues excluding net investment gains (losses). Management believes that this analysis of operating margin enhances the understanding of the lifestyle protection business. However, operating margin as defined by the company should not be viewed as a substitute for GAAP margin. In addition, the company’s definition of operating margin may differ from the definitions used by other companies.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, term universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; (5) new insurance written for mortgage insurance; and (6) written premiums, net of cancellations, for the Mexican insurance operations, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the company’s highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada, Australia and New Zealand. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as they specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrade or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance, goodwill impairments, default by counterparties to reinsurance arrangements or derivative instruments, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by the company’s subsidiaries, competition, availability, affordability and adequacy of reinsurance, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, the occurrence of natural or man-made disasters or a pandemic, the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and impairments of or valuation allowances against the company’s deferred tax assets;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

•

Risks relating to the company’s International segment, including political and economic instability or changes in government policies, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•	Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates, failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to our rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment and underemployment rates, further deterioration in economic conditions or a further decline in home prices, problems associated with foreclosure process defects that may defer claim payments, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations that affect the U.S. mortgage insurance business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with mortgage lending customers, legal actions under the Real Estate Settlement Procedures Act of 1974 and potential liabilities in connection with the company’s underwriting services;

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248

alicia.charity@genworth.com

Diana Hickert-Hill, 804 662.2643

diana.hickert-hill@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2011	2010
Revenues:
Premiums	$1,437	$1,470
Net investment income	830	765
Net investment gains (losses)	(28)	(70)
Insurance and investment product fees and other	329	256

Total revenues	2,568	2,421

Benefits and expenses:
Benefits and other changes in policy reserves	1,409	1,315
Interest credited	201	213
Acquisition and operating expenses, net of deferrals	500	475
Amortization of deferred acquisition costs and intangibles	185	184
Interest expense	127	115

Total benefits and expenses	2,422	2,302

Income before income taxes	146	119
Provision (benefit) for income taxes	30	(93)

Net income	116	212
Less: net income attributable to noncontrolling interests	34	34

Net income available to Genworth Financial, Inc.’s common stockholders	$82	$178

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.17	$0.36

Diluted	$0.17	$0.36

Weighted-average common shares outstanding:
Basic	490.1	488.8

Diluted	494.4	493.5

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2011	2010
Net operating income (loss):
Retirement and Protection segment	$127	$122
International segment	124	91
U.S. Mortgage Insurance segment	(81)	(36)
Corporate and Other	(72)	(63)

Net operating income	98	114
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(16)	(42)
Net tax benefit related to separation from the company’s former parent	—	106

Net income available to Genworth Financial, Inc.’s common stockholders	82	178
Add: net income attributable to noncontrolling interests	34	34

Net income	$116	$212

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.17	$0.36

Diluted	$0.17	$0.36

Net operating income per common share:
Basic	$0.20	$0.23

Diluted	$0.20	$0.23

Weighted-average common shares outstanding:
Basic	490.1	488.8

Diluted	494.4	493.5

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2011	December 31, 2010
Assets
Cash, cash equivalents and invested assets	$72,582	$72,302
Deferred acquisition costs	7,334	7,256
Intangible assets	713	741
Goodwill	1,331	1,329
Reinsurance recoverable	17,102	17,191
Deferred tax and other assets	2,071	1,910
Separate account assets	11,807	11,666

Total assets	$112,940	$112,395

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$30,872	$30,717
Policyholder account balances	26,399	26,978
Liability for policy and contract claims	6,959	6,933
Unearned premiums	4,529	4,541
Deferred tax and other liabilities	7,878	7,706
Borrowings related to securitization entities	489	494
Non-recourse funding obligations	3,431	3,437
Long-term borrowings	5,347	4,952
Separate account liabilities	11,807	11,666

Total liabilities	97,711	97,424

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,101	12,095
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	77	21
Net unrealized gains (losses) on other-than-temporarily impaired securities	(114)	(121)

Net unrealized investment gains (losses)	(37)	(100)

Derivatives qualifying as hedges	864	924
Foreign currency translation and other adjustments	793	668

Total accumulated other comprehensive income (loss)	1,620	1,492
Retained earnings	3,055	2,973
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,077	13,861
Noncontrolling interests	1,152	1,110

Total stockholders’ equity	15,229	14,971

Total liabilities and stockholders’ equity	$112,940	$112,395

Impact of Foreign Exchange on Operating Results9

Three months ended March 31, 2011

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
International:
Total operating income	36%	30%

Canada Mortgage Insurance (MI):
Net operating income	24%	20%
Flow new insurance written	10%	5%

Australia MI:
Net operating income	21%	9%
Flow new insurance written	(18)%	(27)%

[9]	All percentages are comparing the first quarter of 2011 to the first quarter of 2010 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended March 31, 2011
(Assets – amounts in billions)
Reported Total Invested Assets and Cash	$71.8
Subtract:
Securities lending	0.8
Unrealized gains (losses)	1.2
Derivative counterparty collateral	0.7

Adjusted end of period invested assets	$69.1

Average Invested Assets Used in Reported Yield Calculation	$68.9
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.5

Average Invested Assets Used in Core Yield Calculation	$68.4

(Income – amounts in millions)
Reported Net Investment Income	$830
Subtract:
Bond calls and commercial mortgage loan prepayments	8
Reinsurance[12]	32
Other non-core items[13]	2
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	7

Core Net Investment Income	$781

Reported Yield	4.82%

Core Yield	4.57%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[13]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.